UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2009

Bucyrus International, Inc.

(Exact name of registrant as specified in its charter)

001-00871
(Commission File Number)

Delaware	39-0188050
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

P.O. Box 500, 1100 Milwaukee Avenue,

South Milwaukee, Wisconsin 53172

(Address of principal executive offices, with zip code)

(414) 768-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2009, Bucyrus International, Inc. (the “Company”) entered into an Asset and Stock Purchase Agreement (the “Purchase Agreement”) with Terex Corporation (“Terex”) to acquire Terex’s mining equipment business (the “Business”) for $1.3 billion in cash subject to certain closing adjustments (the “Acquisition”). Terex may request to receive a portion of this purchase price in the form of shares of the Company’s common stock (as discussed below). There are no material relationships among the Company and Terex or any of their respective affiliates, other than with respect to the Purchase Agreement and the related ancillary agreements.

Under the terms of the Purchase Agreement, which was approved by the Boards of Directors of both companies, the Company will acquire those subsidiaries and assets of Terex used to design, manufacture and sell hydraulic excavators, surface mining trucks, drills (other than auger drills), highwall miners and related components, parts and after-sales service, commonly known as O&K, Unit Rig, Reedrill, Superior Highwall, Halco and Hypac, with 38 facilities and approximately 2,150 employees around the world, and assume certain liabilities relating to the Business. Pursuant to the Purchase Agreement, Terex may request that $300 million of the purchase price for the Business be paid in the form of shares of the Company’s common stock. The number of shares issued will be determined based on the trading price of the Company’s common stock prior to the date of the Agreement. Terms of the equity issuance, if any, including the terms relating to any subsequent resale by Terex, will be governed by agreements to be negotiated and entered into by the Company and Terex at the closing of the Acquisition.

The Acquisition, which is not subject to shareholder approval by either company, is subject to certain regulatory approvals and other customary closing conditions and is anticipated to close during the first quarter of 2010.

The Company has entered into a commitment letter with a group of financial institutions to provide funding necessary for the Acquisition through an increase in its existing revolving credit facility and a new term loan facility. Such commitment letter also provides for modification of certain terms, including maturity, of the Company’s existing debt.

Item 7.01	Regulation FD Disclosure.

On December 21, 2009, the Company issued a press release regarding the Acquisition, which is attached hereto as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Bucyrus International, Inc. press release, dated December 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2009	BUCYRUS INTERNATIONAL, INC.

	By:	/S/ CRAIG R. MACKUS
Craig R. Mackus
Chief Financial Officer and Secretary

EXHIBIT INDEX

99.1	Bucyrus International, Inc. press release, dated December 20, 2009.